GENERAL RELEASE

This GENERAL RELEASE (hereinafter referred to as this “Agreement”) is made and entered into by and between Alan Masarek (“Executive”) and Vonage Holdings Corp. (defined herein to include its affiliates, subsidiaries, predecessors and successors and hereinafter referred to as “Vonage” or “the Company”), effective as of June 30, 2020 (the “Effective Date”). Executive and Vonage are hereafter referred to as the “Parties.”

1.Release Requirement. A general release is required as a condition for receiving the severance payments and benefits described in Section 4(b)(i) of that certain employment agreement dated as of October 6, 2014 by and among Vonage and the Executive, as amended on December 17, 2015 (the “Employment Agreement”).

2.Non-Admission. It is specifically understood and agreed that this Agreement does not constitute and is not to be construed as an admission or evidence of (a) any violation by Vonage or Executive, of any federal, state or municipal law, statute or regulation, or principle of common law or equity, (b) the commission by Executive or Vonage of any other actionable wrong, or (c) any wrongdoing of any kind whatsoever on the part of Executive or Vonage, and shall not be offered, argued or used for that purpose.

3.	General Release.

(a)In exchange for the consideration provided in Section 4(b)(i) of the Employment Agreement, and as a material inducement for both Parties entering into this Agreement, Executive for himself, his heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter collectively referred to for purposes of this Section 3 as “Executive”) hereby irrevocably and unconditionally waives, releases and forever discharges Vonage and its past, present and future affiliates and related entities, parent and subsidiary corporations, divisions, shareholders, predecessors, future officers, directors, trustees, fiduciaries, administrators, executives, agents, representatives, successors and assigns (hereinafter collectively referred to for purposes of this Section 3 as “Vonage”) from any and all waivable claims, charges, demands, sums of money, actions, rights, promises, agreements, causes of action, obligations and liabilities of any kind or nature whatsoever, at law or in equity, whether known or unknown, existing or contingent, suspected or unsuspected, apparent or concealed, foreign or domestic (hereinafter collectively referred to as “claims”) which he has now or in the future may claim to have against Vonage based upon or arising out of any facts, acts, conduct, omissions, transactions, occurrences, contracts, claims, events, causes, matters or things of any conceivable kind or character existing or occurring or claimed to exist or to have occurred prior to the Effective Date in any way whatsoever relating to or arising out of Executive’s employment with Vonage or the termination thereof. Such claims include, but are not limited to, claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the Equal Pay Act of 1963, 29 U.S.C. § 206(d); Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1681 et seq.; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; any other federal, state or local statutory laws relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise, including, but not limited to, the New Jersey Law Against Discrimination, the Conscientious Employee Protection Act, the New Jersey Wage Payment Law, the New Jersey Family Leave Act, all as amended; the common law of the State of New Jersey; any claim under any local ordinance, including, but not limited to, any ordinance addressing fair employment practices; any claims for employment or reemployment by the Company; any common law claims, including but not limited to actions in tort, defamation and breach of contract; any claim or damage arising out of Executive’s employment with or separation from Vonage (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; and any and all claims for counsel fees and costs.

(b)To the fullest extent permitted by law, and subject to the provisions of Sections 3(d) and 3(e) below, Executive represents and affirms that he has not filed or caused to be filed on his behalf any claim for relief against Vonage or any releasee and, to the best of his knowledge and belief, no outstanding claims for relief have been filed or asserted against Vonage or any releasee on his behalf.

(c)In waiving and releasing any and all waivable claims whether or not now known, Executive understands that this means that, if he later discovers facts different from or in addition to those facts currently known by him, or believed by him to be true, the waivers and releases of this Agreement will remain effective in all respects despite such different or additional facts and his later discovery of such facts, even if he would not have agreed to this Agreement if he had prior knowledge of such facts.

(d)Executive and the Company acknowledge and agree that this Agreement and the Restrictive Covenant Agreements (defined below) shall not be construed or applied in a manner that limits or interferes with Executive’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with a Government Agency for the purpose of (a) reporting a possible violation of any U.S. federal, state, or local law or regulation, (b) participating in any investigation or proceeding that may be conducted or managed by any Government Agency, including by providing documents or other information, or (c) filing a charge or complaint with a Government Agency. Additionally, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (iii) in a court proceeding if Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, to Executive’s attorney in such lawsuit, provided that Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. However, Executive understands that, because Executive is waiving and releasing, among other things, any and all claims for monetary damages and any other form of personal relief (per Section 3(a) above), Executive may only seek and receive non-monetary forms of relief through any such claim. For purposes of this Agreement, “Government Agency” means the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state or local governmental agency or commission.

(e)Nothing in this Section, or elsewhere in this Agreement, is intended as, or shall be deemed or operate as, a release by Executive of his rights under the Parties’ Indemnification Agreement, dated as of October 6, 2014, as amended from time to time (the “Indemnification Agreement”), or any other rights to indemnification relating to his performance of services as an officer or director of Vonage, including but not limited to those rights to indemnification set forth in Vonage’s Bylaws and Certificate of Incorporation, each as in effect on the date hereof (the “Bylaws” and “Certificate of Incorporation”). Notwithstanding the foregoing, the provisions of this Section 3(e) are intended as recitals only and are not intended to provide Executive with any additional contractual rights beyond those contained in the Indemnification Agreement, the Bylaws, or the Certificate of Incorporation. Nothing herein shall affect (A) any recovery to which the Executive may be entitled pursuant to applicable workers’ compensation and unemployment insurance laws, (B) the Executive’s right to challenge the validity of this Agreement under the ADEA or (C) the Executive’s rights to Other Accrued Compensation and Benefits as defined in the Employment Agreement. Further, nothing in this Section or elsewhere in this Agreement is intended as, or shall be deemed or operate as, a release by Executive of his rights under Sections 3(b)(i) through (vi), 4(e), 15, and 23 of the Employment Agreement or to the severance payments and benefits provided in Section 4(b)(i) of the Employment Agreement, or to his rights upon a termination without cause under his equity award agreements granted under the Company’s 2015 Equity Incentive Plan in accordance with the terms thereof, in each case, subject to this Agreement becoming effective and irrevocable.

4.Restrictive Covenants. Executive hereby agrees and acknowledges that he remains subject to the restrictive covenants set forth in the Employment Agreement, the Employment Covenants Agreement by and between the Executive and Vonage, dated as of October 6, 2014, and the Non-Compete Agreement by and between the Executive and Vonage, dated as of October 6, 2014 (collectively, the “Restrictive Covenant Agreements”), each of which shall survive Executive’s termination of employment in accordance with the terms of such agreements.

5.Notices. All notices, requests, demands and other communications hereunder to Vonage shall be in writing and shall be delivered, either by hand, by facsimile, by overnight courier or by certified mail, return receipt requested, duly addressed as indicated below or to such changed address as Vonage may subsequently designate:

Vonage Holdings Corp. 23 Main Street
Holmdel, New Jersey 07733
Attention: Office of Chief Legal Officer

Any such notice, request, demand or other communication to Vonage delivered in the manner specified above shall be deemed duly given only upon receipt by Vonage.

All notices, requests, demands and other communications hereunder to Executive shall be in writing and shall be delivered, either by hand, by facsimile, by overnight courier, or by certified mail, return receipt requested, duly addressed as indicated below or to such changed address as Executive may subsequently designate:

Alan Masarek

at the last address on record with Vonage

with a copy to:

Gillian Emmett Moldowan
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Gillian.moldowan@shearman.com

Any such notice, request, demand or other communication to Executive delivered in the manner specified above shall be deemed duly given only upon receipt by Executive.

6.Severability. If, at any time after the Effective Date, any provision of this Agreement shall be held by any court of competent jurisdiction or arbitrator to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement, provided, however, that upon finding that Section 3(a) is illegal and/or unenforceable in any material respect, Vonage shall be released from any obligation to make any payment pursuant to Section 4(b)(i) of Employment Agreement, and Executive shall repay to Vonage any and all amounts already received pursuant thereto.

7.Choice of Law; Arbitration. The terms of this Agreement and all rights and obligations of the Parties, including its enforcement, shall be interpreted and governed by the laws of the State of New Jersey, without regard to conflicts of law principles. Pursuant to Section 12 of the Employment Agreement, which is incorporated by operation thereof and reference herein, any disputes arising out of this Agreement and which are mandatorily arbitrable shall be settled exclusively by arbitration before the American Arbitration Association at a location in New Jersey.

8.Modification of Agreement. No provision of this Agreement may be modified, altered, waived or discharged unless such modification, alteration, waiver or discharge is agreed to in writing and signed by the Parties hereto. No waiver by either Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.Entire Agreement; Headings. This Agreement, together with the Employment Agreement, sets forth the entire agreement between the Parties hereto and any and all prior and contemporaneous agreements, discussions or understandings between the Parties pertaining to the subject matter hereof. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

10.Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

11.	EXECUTIVE ACKNOWLEDGES AND WARRANTS THAT:

(a)he has read the terms of this Agreement and that he understands its terms and effects, including the fact that he has agreed to release and forever discharge Vonage or any releasee from any legal action arising out of his employment relationship with Vonage, the terms and conditions of that employment relationship, and the termination of that employment relationship;

(b)he has signed this Agreement voluntarily and knowingly in exchange for the consideration described and referenced herein, which he acknowledges as adequate and satisfactory to him;

(c)he has been informed that he has the right to consider this Agreement for a period of twenty-one (21) days from receipt prior to entering into this Agreement and he has signed on the date indicated below after concluding that this Agreement is satisfactory;

(d)he has been informed that he has the right to revoke this Agreement for a period of seven (7) days following his execution of this Agreement by giving written notice to Vonage to the attention of Office of Chief Legal Officer, Vonage Holdings Corp., 23 Main Street, Holmdel, New Jersey 07733. This Agreement shall not be effective or enforceable until Executive’s right to revoke this Agreement has lapsed;

(e)he has been and is hereby advised in writing by Vonage to consult with an attorney prior to signing this Agreement and he has consulted with his attorney and fully discussed and reviewed the terms of this Agreement with his attorney;

(f)neither Vonage, nor any of its agents, representatives or attorneys have made any representations to Executive concerning the terms or effects of this Agreement other than those contained and referenced herein; and

(g)this Agreement shall be governed, interpreted and enforced by and under the laws of the State of New Jersey, without regard to choice of law principles.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its board of directors, and the Executive has executed this Agreement, as of the day and year first written above.

VONAGE HOLDINGS CORP.
By: /s/ Randy K. Rutherford
Name: Randy K. Rutherford Title: Chief Legal Officer and Corporate Secretary

ACCEPTED AND AGREED: /s/ Alan Masarek
Alan Masarek